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                                                                EXHIBIT 3-1

                                                            FILED
                                                            SEP 30 1994
                                                            LONNA R. HOOKS
                                                            Secretary of State



                    CERTIFICATE OF LIMITED PARTNERSHIP
                                    OF
               PUBLIC SERVICE ELECTRIC AND GAS CAPITAL, L.P.



         1.   The name of the limited partnership is Public
Service Electric and Gas Capital, L.P. (the "Partnership").
         2.   The general character of the business shall be to
issue and sell partner interests in the Partnership and to loan the proceeds thereof to Public Service Electric and Gas Company, a New Jersey corporation.
         3.   The address of the original registered office and
the name and address of the original registered agent for service of process is Robert S. Smith, Vice President and Secretary,
Public Service Electric and Gas Company, 80 Park Plaza, T4B, P.O.
Box 570, Newark, New Jersey  07101.
         4.   The name and business address of the general
partner is Public Service Electric and Gas Company, 80 Park
Plaza, T4B, P.O. Box 570, Newark, New Jersey  07101.
         5.   The aggregate amount of cash and a description and
statement of the agreed value of the other property or services contributed by all partners and which all partners have agreed to contribute in the future are as follows:  Public Service Electric and Gas Company, as the sole general partner of the Partnership
(the "General Partner"), will make an initial $1,000 capital contribution to the Partnership; Fred F. Saunders, as the initial limited partner (the "Class A Limited Partner") will make a $100 capital contribution to the Partnership.  In addition, the
General Partner will contribute capital to the Partnership, from time to time, such that the aggregate capital contribution of the
General Partner will be sufficient to equal 3% of the aggregate capital contributed by all partners.
         6.   The times at which, or events on the happening of
which, any additional contributions agreed to be made by any partner or partners are to be made are as follows: the
Partnership's preferred limited partner interests (the "Preferred
Interests") will be offered from time to time to the public on or after the effectiveness of a registration statement to be filed with the Securities and Exchange Commission registering the
Partnership's Preferred Interests.  Additional limited partners
(the "Preferred Partners") will be admitted to the Partnership by purchasing each Preferred Interest for an amount not less than
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the liquidation preference of such Preferred Interest.  No Preferred Partner shall be required to make any additional contributions or advances to the Partnership except as provided by law. Whenever any Preferred Partner makes a capital contribution, the General Partner shall immediately make a capital contribution sufficient to cause the aggregate capital contribution of the General Partner to equal 3% of the aggregate capital contributed by all partners.
         7.   The power of a limited partner to grant the right
to become a limited partner to an assignee of any part of his partnership interest, and the terms and conditions of the power are as follows:  (i) the Class A Limited Partner may transfer all or part of his limited partner interests only with the consent of the General Partner, and any transferee of the Class A Limited
Partner may be admitted as a substitute limited partner of the
Partnership only with the consent of the General Partner, whose consent in either case may be withheld in the sole discretion of the General Partner; and (ii) Preferred Partners may assign their
Preferred Interest to another person at any time, provided that any person who has been assigned one or more Preferred Interests shall provide the Partnership with a completed Form W-8 or such other documents or information as are requested by the
Partnership for tax reporting purposes.  Upon effective
assignment, the assignee shall be entitled to all distributions on the Preferred Interests subject to such assignment, and
accordingly, the assignor shall no longer be entitled to such distributions.
         8.   The time at which or the events on the happening
of which a partner may terminate his membership in the limited partnership and the amount of, or the method of determining, the distribution to which he may be entitled respecting his
partnership interest, and the terms and conditions of the
termination and distribution are as follows:  (i) upon the
admission of at least one Preferred Partner in the Partnership, the Class A Limited Partner shall be deemed to have withdrawn from the Partnership, and upon such withdrawal, the Class A
Limited Partner shall have its capital contribution returned to it without any interest or deduction and shall have no further interest in the Partnership; and (ii) a Preferred Partner may not
withdraw from the Partnership prior to the dissolution and
winding up of the Partnership except upon the assignment of its
Preferred Interests (including any redemption, repurchase,
exchange or other acquisition by the Partnership), as the case may be.  Any person who has been assigned one or more Preferred
Interests shall provide the Partnership with a completed Form W-8 or such other documents or information as are requested by the
Partnership for tax reporting purposes.  A withdrawing Preferred
Partner shall not be entitled to receive any further distribution and shall not otherwise be entitled to receive the fair value of its Preferred Interests except that such terminating Preferred
Partner will be entitled to any cash distributions declared but unpaid prior to his effective withdrawal from the Partnership.
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         9.   The right of a partner to receive distributions of
property, including cash from the Partnership is as follows:
Preferred Partners are entitled to receive when, as and if
declared by the General Partner out of funds held by the
Partnership to the extent that the Partnership has cash on hand sufficient to permit such payments and funds legally available therefor, cumulative cash distributions at a rate per annum to be established by the General Partner.  Such distributions will accrue and be cumulative from the original date of issue whether or not they have been declared and whether or not there are
profits, surplus or other funds of the Partnership legally
available for the payment of distributions or whether they are deferred.  In the discretion of the General Partner, Preferred
Partners may in some cases receive a distribution of assets of the Partnership.  The General Partner may receive distributions, if any, as may be declared by the General Partner subject to the rights of the Preferred Partners to receive distributions.
         10.  The right of a partner to receive, or of a general
partner to make, distributions to a partner which include a
return of all or any part of the partner's contribution is as follows:  upon the admission of any Preferred Partner, the Class
A Limited Partner will withdraw from the Partnership and receive back its initial capital contribution in the Partnership without interest or deduction and shall have no further interest in the
Partnership.  Upon dissolution and liquidation of the
Partnership, the Preferred Partners may receive a cash
distribution equal to the liquidation preference per Preferred
Interest and a pro rata distribution along with all other
partners in accordance with their respective positive capital account balances in the Partnership after giving effect to all contributions, distributions and allocations.
         11.  The Partnership will be dissolved and its affairs
wound up upon the occurrence of the following events:  (i) upon the expiration of the term of the Partnership, which is 99 years;
(ii) the withdrawal, removal or bankruptcy of the General Partner or transfer (other than a grant of a security interest) by the
General Partner of its entire interest in the Partnership when the assignee is not admitted to the Partnership, as an additional or successor general partner, as discussed below in Section 12, or the occurrence of any other event that results in the General
Partner ceasing to be a general partner of the Partnership under the New Jersey Uniform Limited Partnership Law (1976); (iii) the
entry of a decree of judicial dissolution; (iv) upon the written consent of the General Partner and all Preferred Partners; and
(v) in the discretion of the General Partner, upon the occurrence of certain specified events under the tax laws or the Investment
Company Act of 1940.
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         12.  The right of the remaining general partners to
continue the business on the happening of an event of withdrawal of a general partner is as follows: (i) if at the time of such withdrawal, there is a remaining general partner, that general partner can continue the business of the Partnership; or (ii) within ninety (90) days after the occurrence of such events as described in Section 11(iii) above, a majority in interest of the remaining Preferred Partners and general partners, if any, (or such greater percentage in interest as is required by the New
Jersey Uniform Limited Partnership Law (1976)) agree in writing to continue the business of the Partnership and to the appointment, effective as of the date of such event, if required, of one or more additional general partners of the Partnership.
         13.  The address of the principal office is 80 Park
Plaza, T4B, P.O. Box 570, Newark, New Jersey 07101.
         14. This Certificate shall take effect upon the filing thereof with the Secretary of State.

                                   PUBLIC SERVICE ELECTRIC AND GAS COMPANY

                                  General Partner


                                  By: /s/FRANCIS J. RIEPL


                                  Title: Vice President and Treasurer